Exhibit 99.1
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: December 21, 2005
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION FILES
SHELF REGISTRATION STATEMENT
WHEELING, WV, December 21, 2005 – Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) today announced that it has filed a shelf registration statement with the Securities and Exchange Commission. This registration statement, upon being declared effective by the SEC, will allow the Company to sell, from time to time, up to $125 million, in the aggregate, of its common stock, preferred stock, stock subscription rights and debt securities.
     These securities may be offered from time to time, separately or together, in amounts, at prices and on terms set forth in the prospectus contained in the registration statement, and in one or more supplements to the prospectus. All of the securities sold in the offering will be sold by the Company, and proceeds from such sales will be used for the purposes described in the prospectus and in any prospectus supplement filed at the time of an offering.
     As previously disclosed, the Company is experiencing difficulty in complying with certain financial covenants under its Term Loan Agreement. The Company is actively engaged in discussions with its term loan lender and others with respect to a resolution to these covenant issues. The proceeds from the potential sale of securities under this shelf registration should afford the Company greater financial flexibility as it seeks a resolution of this matter.
     In connection with the filing of the shelf registration statement, the Company has also filed a Form 8-K to give effect to adjustments required by Statement of Financial Accounting Standards No. 123 (R) previously adopted by the Company.
     The registration statement relating to the securities has been filed with the SEC, but has not yet become effective. The securities may not be sold, nor may offers to buy the securities be accepted prior to the time the shelf registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
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Wheeling-Pittsburgh Corporation Files
Shelf Registration Statement
About Wheeling-Pittsburgh
     Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheets. The Company also produces a variety of steel products, including roll formed corrugated roofing, roof deck, floor deck, culvert bridgeform and other products used primarily by the construction, highway and agricultural markets.
     Statements in this release that contain forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as the Company’s other reports filed with the Securities and Exchange Commission.
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